UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Savient Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 16, 2008

Dear Stockholder:

We cordially invite you to attend the 2008 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, May 13, 2008, at 9:00 a.m. at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Christopher G. Clement
President and Chief Executive Officer

Notice of
2008 Annual Meeting of Stockholders
and
Proxy Statement

One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2008 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, on Tuesday, May 13, 2008, at 9:00 a.m., to consider and act upon the following:

1. To elect seven nominees for director for terms of one year each;

2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the meeting.

The Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

PHILIP K. YACHMETZ
Secretary

April 16, 2008

Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. A prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 13, 2008

This proxy statement and the 2007 Annual Report to Stockholders are available for viewing, printing and downloading at www.savientpharma.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31,
2007 as filed with the Securities and Exchange Commission, except exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, New Jersey 08816
Attention: Investor Relations
Telephone: (732) 418-9300

PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2008 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, at 9:00 a.m., at the Heldrich Hotel in New Brunswick, New Jersey, and at any adjournment of that meeting. The date of this proxy statement is April 16, 2008, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our Board of Directors. Our Board of Directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the 2008 Annual Meeting of Stockholders by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our Board of Directors has fixed the close of business on March 31, 2008 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 54,132,655 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

We are enclosing with this proxy statement our annual report to stockholders for 2007. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders for 2007 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Telephone: (732) 418-9300, Attention: Investor Relations. If you would like to receive separate copies of our annual report to stockholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the annual meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular item of business, which we refer to as broker non-votes, will be counted for purposes of determining whether a quorum exists at the annual meeting for that item of business.

The affirmative vote of the plurality of the votes cast at the annual meeting, in person or by proxy, is required for the election of each of the seven directors. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting.

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that it is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. The affirmative vote of a majority in interest of the votes cast at the annual meeting, in person or by proxy, is required for ratification of the selection of McGladrey & Pullen as our independent registered public accounting firm. If our stockholders do not ratify the selection of McGladrey & Pullen, it will be reconsidered by the Audit and Finance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the Board of Directors will fix the number of directors at not fewer than three nor more than fifteen. We currently have seven directors, each of whom was elected by our stockholders at our 2007 Annual Meeting of Stockholders, and each of whose term expires at the 2008 Annual Meeting of Stockholders. Our Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated each of those seven persons for election as a director for a one-year term expiring at the 2009 Annual Meeting of Stockholders. The nominees for director are:

Christopher G. Clement	Herbert Conrad
Alan Heller	Stephen O. Jaeger
Joseph Klein III	Lee Simon
Virgil Thompson

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE SEVEN NOMINEES NAMED ABOVE
FOR A TERM OF ONE YEAR EACH

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the seven nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than seven nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

CHRISTOPHER G. CLEMENT — Age 52 — Mr. Clement has been our President and Chief Executive Officer since July 2004, and became a director in October 2004. He was our President and Chief Operating Officer from May 2002 to July 2004. From September 2000 to May 2002, Mr. Clement was Chairman and Chief Executive Officer of Epicyte Pharmaceutical, Inc., a biotechnology company. Prior to joining Epicyte, he held the positions of Executive Vice President and Senior Vice President, Chief Marketing Officer of Ares-Serono Group, a biotechnology company. From 1997 to 1998, Mr. Clement held various senior management positions at Searle Pharmaceuticals, a pharmaceutical company, including Vice President of Marketing, Vice President of Corporate Product Planning, Vice President, General Manager of Global Franchises, and Division President. Mr. Clement also held management positions at Ciba-Geigy Pharmaceuticals, a pharmaceutical company, and Merck and Co., a pharmaceutical company.

HERBERT CONRAD — Age 75 — Mr. Conrad has been a director since 1993 and is a member of our Compensation and Human Resources Committee. Mr. Conrad was President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc., a pharmaceutical company, from December 1981 until his retirement in September 1993. Mr. Conrad has been a director of Sapphire Therapeutics, a biopharmaceutical development company, since 2005 and chairman since March 2007, a director of Pharmasset, Inc., a pharmaceutical company, since March 2008, and a member of its nominating and corporate governance committee. Mr. Conrad is also a director of Symphony Evolution and Avant Immunotherapeutics, both of which are biotechnology companies, and a member of Avant’s nominating and corporate governance committee.

ALAN L. HELLER — Age 54 — Mr. Heller has been a director since May 2006 and is chairperson of our Nominating and Corporate Governance Committee and a member of our Compensation and Human Resources Committee. Since March 2006, Mr. Heller has been an investment advisor to Water Street Healthcare Partners, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January 2004 to November 2004, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JPMorgan Chase & Co. From 2000 to 2004, Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, a global diversified healthcare company. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. Mr. Heller is a director of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment of blood loss, Applied Neurosolutions, a development stage biopharmaceutical company, and Kalypsys Inc., a clinical stage pharmaceutical company.

STEPHEN O. JAEGER — Age 63 — Mr. Jaeger has been a director since 2003, our non-executive Chairman since 2006, and is the chairperson of our Compensation and Human Resources Committee and a member of our Audit and Finance Committee. From March 1999 until April 2000, Mr. Jaeger was Chief Executive Officer of eBT International, Inc., a software company, and from June 2001 until his retirement in December 2005, he served as eBT’s President and Chief Executive Officer. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a director and Deputy Chairman of Arlington Tankers Ltd., a seaborne shipping company, and a director of Aradigm Corporation, an emerging specialty pharmaceutical company. Mr. Jaeger is a certified public accountant. Mr. Jaeger is chairperson of the audit and compensation committees of Arlington Tankers and chairperson of the audit committee of Aradigm. He is also a member of the nominating and corporate governance committee of Arlington Tankers and the compensation committee of Aradigm. Mr. Jaeger has informed us that he will not stand for reelection to the board of Aradigm upon the May 2008 expiration of his current term.

JOSEPH KLEIN III — Age 47 — Mr. Klein has been a director since May 2006. Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998, and is chairperson of our Audit and Finance Committee. Since September 2003, Mr. Klein has served as a Venture Partner of Red Abbey Venture Partners, LLC, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, LP, a healthcare venture capital firm. From June 1999 to September 2000, when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a developer of physician office management information systems. From 1989 to February 1998, Mr. Klein was a healthcare investment analyst for T. Rowe Price Associates, Inc. Mr. Klein is a director of BioMarin Pharmaceutical, Inc., Isis Pharmaceuticals, Inc., PDL BioPharma, Inc. and OSI Pharmaceuticals, Inc., each of which is a biotechnology company.

LEE S. SIMON, M.D. —  Age 57 — Dr. Simon has been a director since May 2006. Since 2004, Dr. Simon has served as a member of the staff of Beth Israel Deaconess Medical Center and is a member of our Nominating and Corporate Governance Committee. Since 2003, Dr. Simon has been an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the U.S. Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

VIRGIL THOMPSON — Age 68 — Mr. Thompson has been a director since 1994 and is a member of our Audit and Finance and Nominating and Corporate Governance Committees. From 2002 until his retirement in July 2007, Mr. Thompson was President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc. From September 2000 to August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from May 1999 through August 2000. From January 1996 to May 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is chairperson of Aradigm Corporation’s board of directors, an emerging specialty pharmaceutical company, chairperson of its compensation committee and a member of its nominating and corporate governance and audit committees. He is also chairperson of Questcor Pharmaceuticals, Inc.’s board of directors, a specialty pharmaceutical company, and serves on its compensation, audit and nominating and corporate governance committees. Mr. Thompson is also a director of Angstrom.

No family relationships exist between any of our executive officers, our directors or director nominees.

INFORMATION RELATED TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our Board of Directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

The Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the Board of Directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board of Directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Our common stock is listed on The Nasdaq Global Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our Board of Directors determines that the director does not have a relationship with Savient which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that none of Messrs. Conrad, Heller, Jaeger, Klein, Thompson and Dr. Simon has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate for director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in the corporate governance guidelines. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Qualifications

The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board of Directors has developed a group of criteria which are designed to describe what qualities and characteristics are desired for the Board of Directors as a whole. The full Board of Directors has conducted over the past two years an annual self-evaluation of its membership with respect to the criteria. The principal purpose of this evaluation is to help ensure the Board of Directors remains comprised of members fulfilling the desired complement of talents and expertise for the Board of Directors as a whole. No single director is expected to have each criterion. The Board of Directors applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust. In general, they require that each director:

•	shall be prepared to represent the best interests of all of our stockholders;

•	have a willingness to commit the time required to fully discharge his or her responsibilities to the Board of Directors; and

•	shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

In addition, it is anticipated that the Board of Directors as a whole will have individuals that:

•	contribute to the Board of Directors’ overall diversity;

•	contribute positively to the collaborative culture among Board members; and

•	possess professional and personal experiences and expertise relevant to Savient’s goal of being a leading specialty biopharmaceutical company.

A complete statement of the criteria is annexed to our Corporate Governance Guidelines, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Communications from Stockholders and Other Interested Parties

Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire Board of Directors or our non-executive directors may do so by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our Board of Directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to serve the best interests of our stockholders and, in so doing, oversee Savient’s management. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and it evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at Board and committee meetings.

Our Board of Directors met seven times during 2007. Each director attended 75% or more of the total number of meetings during 2007 of the Board of Directors and the committees, if any, of which such director was a member.

Our Board of Directors’ standing committees are our Audit and Finance Committee, our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Our Board of Directors has determined that all members of each of its three standing committees are independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each committee has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com, or by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

Mr. Clement is the only director who is also an employee of Savient. He does not participate in any portion of a meeting during which his compensation is determined.

We expect, barring extenuating circumstances, that the members of the Board of Directors will attend our 2008 Annual Meeting of Stockholders. Each of our directors attended our 2007 Annual Meeting.

Audit and Finance Committee

Our Audit and Finance Committee assists our Board of Directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, the outside registered public accounting firm’s qualifications and independence and compliance with our code of ethics and applicable legal and regulatory requirements. Prior to November 2007, Mr. Jaeger was the chairperson of the Audit and Finance Committee, at which time he stepped down as chairperson of the Committee. Messrs. Klein (chairperson), Jaeger and Thompson are the current members of the Audit and Finance Committee. Our Board of Directors has determined that Messrs. Jaeger and Klein qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. During 2007, the Audit and Finance Committee held seven meetings. The Audit and Finance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Nominating and Corporate Governance Committee

In 2002, our Board of Directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the Board, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the Board of Directors regarding modifications, if any, to our corporate governance principles and practices.

Messrs. Heller (chairperson) and Thompson and Dr. Simon are the current members of the Nominating and Corporate Governance Committee. During 2007, the Nominating and Corporate Governance Committee held eight meetings, including a meeting to approve the nominees for election as directors at the 2007 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Compensation and Human Resources Committee

Our Board of Directors formed a compensation and human resources committee to review compensation practices applicable company wide, to recommend compensation for senior executives, including the Chief Executive Officer, to administer our employee benefits, stock option and incentive plans, to review and make recommendations to the Board of Directors with respect to all senior management compensation and benefit matters, including the Chief Executive Officer’s compensation, and to review and make recommendations to the Board of Directors with respect to director compensation. In this proxy statement, we sometimes refer to the Compensation and Human Resources Committee as the Compensation Committee. From May 2007 to November 2007, Mr. Klein was the chairperson of the Compensation Committee, at which time he stepped down as chairperson and from the Committee. Messrs. Jaeger (chairperson), Conrad and Heller are the current members of the Compensation Committee. During 2007, the Compensation Committee held 10 meetings, each of which included an executive session of the committee. Our Chief Executive Officer was present at all of the committee meetings, but attended all or a portion of the executive sessions at only two of these meetings. As discussed below, the Compensation Committee’s compensation consultants attended all or a portion of five of these meetings, including executive sessions.

Our Compensation Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com. The Compensation Committee conducts a yearly review of its charter, which may be amended by a majority vote of the Committee. In February 2007, the Compensation Committee reviewed its charter and made minor, non-substantive modifications. The chairperson of the Compensation Committee, with input from the Chief Executive Officer, sets the Committee’s agenda and schedules Committee meetings. The Compensation Committee has budgetary authority to retain independent legal, compensation practice and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee may delegate, pursuant to predetermined and approved guidelines, to one or more executive officers the power to grant options to employees of Savient who are not directors or executive officers. The Compensation Committee has delegated this authority only to the Chief Executive Officer.

The Compensation Committee is composed entirely of independent directors as determined by our Board of Directors with reference to The Nasdaq Stock Market, Inc. Marketplace Rules and the rules of the Securities and Exchange Commission, which we refer to as the SEC. The Compensation Committee establishes and administers an overall compensation program for our executive officers that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval all elements of compensation for our Chief Executive Officer and our other executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 19. The Compensation Committee specifically reviews and recommends to the Board of Directors for approval, the salary, annual non-equity incentive awards (which take the form of cash bonuses) and long-term equity incentive compensation and any other benefits for our executive officers. The Compensation Committee also reviews and approves, subject to the ratification of the Board of Directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all our employees.

Mr. Clement, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding the other executive officers’ performance, base salary, annual and long-term equity incentive compensation awards, which the committee takes into consideration in determining their compensation for the upcoming year.

Compensation Consultant.  The Compensation Committee approved the engagement of Radford Surveys + Consulting in August 2007. Prior to that time, Frederic W. Cook & Co. acted as the committee’s compensation consultant. The compensation consultant provides advice on compensation practices and total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. Based on this information, as well as on the responsibilities of, and demands placed on, our executive officers, the compensation consultant provides recommendations to the Compensation Committee on compensation levels and structure for our executive officers.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our Compensation and Human Resources Committee.

Other Committees

In addition to the standing committees discussed above, our Board of Directors from time to time may form temporary advisory committees consisting of one or more members of the Board to review and advise the Board of Directors on specific issues, and it may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

Related Person Transaction Policy

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Savient is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit and Finance Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in Savient’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of Savient’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Human Resources Committee in the manner specified in its charter.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three other most highly-compensated executive officers for 2007, which we refer to as named executive officers, or NEOs. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Compensation Philosophy and Objectives

The Compensation and Human Resources Committee of our Board of Directors, which we refer to as the Compensation Committee, has responsibility for reviewing and making recommendations to the Board of Directors for approval of the compensation and benefits program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.

Our overall executive compensation philosophy is that total compensation should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, be competitive with our peer companies, be internally equitable, and be closely aligned with the interests of our stockholders. We designed these policies to attract and retain executive officers who are critical to our long-term success by providing a competitive compensation package and recognizing and rewarding individual performance and individual contributions to the achievement of company-wide performance.

A Substantial Portion of Compensation Should Be Performance-Based.  Our compensation program is designed to reward performance that meets or exceeds predetermined short and long-term objectives. For example, whether and to what extent annual non-equity incentives awards (annual short-term cash compensation) are made to NEOs depends largely on the extent to which financial, operational and commercial goals established by the Compensation Committee and approved by the Board of Directors at the beginning of each calendar year, are attained, and the personal contributions of each NEO to the level of attainment. We refer to these financial, operational and commercial goals as Corporate Goals. We deliver a substantial portion of our NEOs’ equity-based compensation in the form of performance-based restricted stock grants, which we refer to as performance shares, that vest if, and only to the extent that, both the NEO remains employed by us and specific Corporate Goals, strategic initiatives and/or market conditions are met.

A Substantial Portion of Total Compensation Should Be Delivered in the Form of Long-Term Equity Awards.  The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to better align the interests of our NEOs with the interests of our stockholders. In February 2007, the annual or regular long-term equity awards made to our NEOs were granted in equal parts of restricted stock that vest in equal portions over a three-year period, performance shares that vest if and when specific Corporate Goals are met, and stock options that vest in equal portions over a four-year period. In addition, in 2007, the Compensation Committee awarded our Chief Executive Officer a one-time grant of 200,000 performance shares. The vesting provisions for these shares are described in 2007 Long-Term Incentive Awards.

Our Compensation Program Should Enable Us to Compete for Talented Executives.  The Compensation Committee believes that stockholders are best served when we can attract and retain talented NEOs with compensation packages that are competitive but fair. The Compensation Committee believes it has designed a compensation package for NEOs that will deliver total compensation (base salary, annual non-equity incentive awards and long-term equity awards) targeted at the median of executive compensation of a group of companies that we believe to be peers, and which we refer to as our Peer Group, as more fully discussed below. When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other NEOs relative to the compensation paid to similarly-situated executives at companies within our Peer Group, a process referred to as benchmarking.

Our Compensation Program Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Compensation Committee aims to create a compensation program that will be perceived as fair, both internally at Savient and externally. Accordingly, our Compensation Committee compares our NEO compensation (i) to the compensation provided to executive officers of the companies included in our Peer Group, as a means to measure external fairness, and (ii) to our other senior employees, as a means to measure internal fairness.

In evaluating internal fairness, the Compensation Committee compares our Chief Executive Officer’s total compensation and the total compensation of the other NEOs, considering the responsibilities and performance of each. For this purpose, total compensation includes base salary, annual non-equity incentive awards, long-term equity awards and other items noted in the Summary Compensation Table. Based on this analysis, the Compensation Committee determined that the Chief Executive Officer’s total compensation, which approximated two times the total compensation for the next highest compensated NEO in 2007, reflected an appropriate differential for executive compensation in 2007, given the objectives achieved in the year and greater accountabilities for the Chief Executive Officer.

The Compensation Committee also considers internal pay equity among the other NEOs, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those NEOs. Based on this analysis, the Compensation Committee determined that each NEO’s total compensation reflected an appropriate differential for executive compensation, given the different accountabilities of each of the NEOs.

Role of Chief Executive Officer in Compensation Decisions

The Chief Executive Officer annually reviews the performance of each NEO (other than himself, whose performance is reviewed by the Compensation Committee), and in particular reviews each NEO’s contributions to achievement of the Corporate Goals, strategic objectives and individual development. The Chief Executive Officer presents these reviews, along with his resulting recommendations with respect to salary adjustments and annual non-equity incentive award amounts, to the Compensation Committee. The Compensation Committee then considers the Chief Executive Officer’s recommendations with respect to each NEO.

Role of Compensation Consultant

To assist the Compensation Committee in assessing our compensation program, the Compensation Committee from time to time engages independent consulting firms to conduct a survey of executive compensation in a defined group of companies as well as against a national survey. The compensation consultants report directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain and dismiss the compensation consultants. In August 2007, the Compensation Committee approved the engagement of Radford Surveys + Consulting, which we refer to as Radford, and, prior to this time, it had engaged Frederic W. Cook & Co., which we refer to as Cook. The Compensation Committee reviews market data provided by the compensation consultants in determining the levels, mix and duration of award periods for long-term executive compensation.

Benchmarking Executive Compensation

The compensation consultants provide us with information regarding the executive compensation practices of our Peer Group. The companies that comprise our Peer Group are selected based on: (i) similarity of business model to that of Savient’s; (ii) comparability to Savient based on size, as measured by financial characteristics and number of employees (iii) stage of product development; and (iv) financial performance, including (a) revenue and expenditures, (b) market capitalization and (c) total stockholder return.

When making compensation decisions, we consider benchmark data from our Peer Group to inform, rather than supplant individual and corporate performance, internal and external pay equity and other factors that we consider when making compensation decisions. With the assistance of the compensation consultants, the Compensation Committee established our current Peer Group of companies in November 2007. The Committee reviews the composition of the Peer Group annually to ensure that companies are relevant for comparative purposes.

In November 2007, as a result of changes in our profile and stage of product development activities, and upon the reexamination of our then current Peer Group taking into consideration the divestiture of our oral liquid pharmaceutical business in August 2006, Radford, in collaboration with management and the Compensation Committee, recommended changes to the Peer Group. In November 2007, our Compensation Committee approved our new Peer Group, which consists of the following life science, pharmaceutical and biopharmaceutical companies:

Acadia Pharmaceuticals	Indevus Pharmaceuticals	Pharmacopeia
Array Biopharmaceuticals	InterMune	Progenics Pharmaceuticals
CytRx	Isis Pharmaceuticals	Sangamo BioSciences
Dendreon	Keryx Pharmaceuticals	Seattle Genetics
Durect	Maxygen	SuperGen
GTx	Onyx Pharmaceuticals	Theravance
Incyte	Pain Therapeutics	ViroPharma Xenoport

Through November 2007, our Peer Group consisted of the following life science, pharmaceutical and biopharmaceutical companies:

Alkermes	Depomed	Maxygen
Array Biopharmaceuticals	Indevus Pharmaceuticals	Onyx Pharmaceuticals
Bentley Pharmaceuticals	Intralase	Pain Therapeutics
Cytokinetics	Isis Pharmaceuticals	Progenics Pharmaceuticals
Dendreon	Keryx Biopharmaceuticals	SuperGen

Establishing Compensation

After considering various survey data, business objectives and compensation policies, and the recommendations of the Chief Executive Officer, the Compensation Committee annually determines levels of base compensation and annual and long-term incentives, targeted at the median of compensation paid by companies in our Peer Group. The Compensation Committee can and does vary the compensation of individuals from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to Savient and the difficulty of replacement, current responsibilities or additions to responsibilities, length of time in current position, and, for recently hired NEOs, their prior compensation packages.

2007 Compensation Analysis

The Compensation Committee, with the assistance of Cook, conducted its 2007 annual review of our compensation philosophy and Peer Group data from November 2006 through February 2007. During this review we confirmed a gap between the equity compensation potentially available to our NEOs and executives at our then current Peer Group. This issue was partially addressed by special equity grants made in December 2006 to each of our NEOs, with the exception of Mr. Hayden, who joined the company in July 2006. At the conclusion of this review the Compensation Committee determined that the equity compensation potentially available to our Chief Executive Officer still lagged behind that of chief executive officers of companies within our then current Peer Group, particularly in light our Chief Executive Officer’s contributions to the continued advancement of the implementation of our strategic business plan. Also at that time the Compensation Committee determined that Mr. Hayden’s total equity potential, particularly with respect to restricted stock, lagged behind that of our other NEOs and executives at companies in our Peer Group. An in-depth examination of these issues led the Compensation Committee to conclude that the total compensation targets for Messrs. Clement and Hayden required adjustment to ensure that our compensation practices remained competitive with those of companies in our Peer Group and were internally equitable. Accordingly, the Compensation Committee made one-time long-term equity compensation grants to each of Messrs. Clement and Hayden in February 2007 in the form of performance shares and restricted stock, respectively, both of which are described below. With the February 2007 grants, which were approved by the Board of Directors, we believe we have adequately and fully addressed the total compensation gap that we became aware of as part of our annual compensation review. Further, our 2007 compensation review determined that total cash compensation paid or awarded to our NEOs was at the median of similar cash compensation for executives at companies in our Peer Group.

Components of Executive Compensation

The key components of our executive compensation program are base salary, annual non-equity incentive awards and long-term equity-based incentive awards, as discussed below.

Cash Compensation

In determining and evaluating an individual NEO’s cash compensation, we consider performance, the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, and competitiveness with our Peer Group. Moreover, we believe cash compensation should reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. Cash compensation is paid in the form of salary and annual non-equity incentive awards. Salary is included in the NEO compensation package because the Compensation Committee believes it is appropriate that some portion of compensation should be fixed. Annual non-equity incentive awards, which are performance-based cash awards, are included in the package because they permit the Compensation Committee to incentivize our NEOs to pursue particular short-term objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for Savient. The components comprising cash compensation, which in the aggregate totaled 37% of NEO 2007 total compensation, are set forth below.

Base Salary.  At the beginning of each year, the Compensation Committee reviews and adjusts the base salary of our NEOs, including our Chief Executive Officer. Increases, if any, are based on company performance, individual performance, Peer Group data and market conditions. For newly hired NEOs, base salary is established based on their counterparts at companies in our Peer Group and the individual NEO’s base salary at his immediately prior position. In adjusting salaries, the Compensation Committee is generally mindful of its overall goal to keep cash compensation for the NEOs at the market median of cash compensation paid by companies in our Peer Group. The amount of cash compensation that is provided in the form of salary and annual non-equity incentive awards is generally substantially less, assuming threshold performance levels are met, than the amount that is provided to the NEO in the form of long-term equity compensation, which is described below. This weighting reflects the

Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to long-term, company-wide strategic goals.

2007 Base Salary.  The Compensation Committee made its determination as to increases in base salary based on general inflationary considerations, and, with respect to Mr. Clement, based additionally on a comparison of his base salary to the median of base salaries of chief executive officer’s at companies in our Peer Group, and made the following increases in the base salary of each NEO for fiscal 2007:

	Merit-Based
Name	Salary Increase	2007 Base Salary

Christopher G. Clement	10%	$475,860
Philip K. Yachmetz	4%	$357,141
Paul Hamelin	2.5%*	$322,875
Brian J. Hayden	2.5%*	$317,750
Zebulun D. Horowitz, M.D.	4%	$329,715

*	Pro-rated based on the length of the NEO’s service in 2006.

Non-Equity Incentive Awards.  Our NEOs are eligible to receive annual non-equity incentive awards. The Compensation Committee’s policy is to base a significant portion of NEO total cash compensation on this program. The Compensation Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, to award non-equity incentive awards even if targets are not met, and to reduce non-equity incentive awards even if targets are met.

In 2007, the non-equity incentive target award levels for our NEOs were 60% of base salary for our Chief Executive Officer, 52.5% of base salary for our Executive Vice President & Chief Business Officer, and 50% of base salary for the other NEOs, pursuant to the terms of each NEO’s employment. Individual target award levels are reviewed annually to ensure that the respective target amounts reflect the underlying responsibilities of each position within the Company.

2007 Non-Equity Incentive Awards.  According to our company-wide compensation policy, non-equity incentive awards for a particular year are based on the achievement of the Corporate Goals for that year and on the personal performance of the employee, including our NEOs. In 2007, the Corporate Goals included the achievement of specified manufacturing and supply chain goals, the achievement of specified drug development goals for our product candidate, Puricase®, which we refer to as pegloticase, and the achievement of specified commercialization planning, business development goals, and improvement of our internal controls over financial reporting. Based on a critical assessment of actual performance against the specified objectives, the Compensation Committee determined that all objectives were met, and in some instances exceeded. In addition to the achievement of the Corporate Goals for 2007, the Compensation Committee noted Savient’s top-line results of pegloticase Phase 3 clinical trials, that exceeded expectations, its launch planning activities, cash expenditure levels against budgeted amounts and positive internal control assessment. The Compensation Committee also considered the recommendations of the Chief Executive Officer with respect to the performance of each of the NEOs for 2007, other than himself, and conducted its own assessment of the Chief Executive Officer’s performance for 2007. Based on its assessment the Compensation Committee determined that each of our NEOs’ individual performance and contributions to the Corporate Goals exceeded expectations. Accordingly, non-equity incentive awards ranging from 118.5% to 125.0% of the targeted amount for each of our NEOs was awarded.

Other Compensation.  The Compensation Committee may award one-time sign-on bonuses and relocation and temporary housing reimbursement payments, which may be grossed up for taxes, to a newly hired NEO in connection with the commencement of his employment if it determines that doing so is necessary to attract talented executives.

Each of our NEOs is eligible to participate in our 401(k) plan. Pursuant to the plan, all employees, including NEOs, who meet age and service requirements may contribute up to $15,500 of their total compensation on a pre-tax basis, 50% of which is matched by Savient. The plan allows for “catch-up” contributions by participants over the age of 50 not to exceed $5,000, which are also subject to matching.

Long-Term Incentive Awards

Our long-term incentive awards program is designed to pay a substantial portion of NEO compensation in the form of equity awards to better align the NEOs’ interests with those of our stockholders, motivate our senior management team to achieve our key strategic, financial and non-financial goals, including product development goals, and reward superior performance. Long-term incentive award compensation in 2006 and 2007, except for the one-time award provided to our Chief Executive Officer in 2007, and which is discussed below, consisted of approximately equal parts of stock options, restricted stock and performance shares. The Compensation Committee generally believes that a mix of some or all of these equity grants furthers our compensation philosophy by rewarding superior performance, measured in terms of our stock price, and the vesting of performance shares upon the attainment of specified objectives, while serving as a retention tool.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to the median Black-Scholes value of equity grants made by, and equity holdings of, comparable executives of companies in the Peer Group as compared to the Black-Scholes value of equity grants made to, and equity holdings of, our NEOs. The Compensation Committee also takes into consideration the NEO’s performance and role in the attainment of specific strategic, financial and operational objectives directly related to our strategic business plan, with reference to prior equity grants made to the NEO. In the case of new hires, the Compensation Committee also considers the NEO’s prior compensation and the value of any forfeited equity awards with his or her prior employer. The amount of equity compensation the Compensation Committee selects for these purposes in a given year is also dependent on the Compensation Committee’s assessment, for that year, of the appropriate balance between total cash and total equity compensation. The portion of the equity component that is tied to the Company’s performance is also evaluated annually for the purpose of determining if the proportion of the equity compensation award based on performance is consistent with the Company’s longer-term objectives. In 2008, the Compensation Committee increased the performance-based element of long-term incentive awards through the elimination of restricted stock awards. In making this assessment, the Compensation Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs, and the practices, as reported to the Compensation Committee by Cook in 2007 and Radford in 2008, of other companies in our Peer Group.

The following is a description of the forms of equity awards that may be made under our 2004 Incentive Plan, which we refer to as the Incentive Plan:

Stock Options.  Stock options granted under the Incentive Plan vest on the basis of the passage of time and continued employment, and generally vest with 25% becoming exercisable on each of the first four anniversaries of the grant date. Stock options have a ten-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Restricted Stock.  Restricted stock awards granted under the Incentive Plan vest on the basis of the passage of time and continued employment, with restrictions generally lapsing on one-third of the shares on each of the first three anniversaries of the date of grant. Recipients of restricted stock receive dividends, to the extent paid by Savient, on the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

Performance Shares.  The Incentive Plan also allows for the award of performance shares. The terms, conditions and period for the vesting of the performance shares granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for an award year, some or all of which may take up to three years to determine level of achievement, the Compensation Committee evaluates Savient’s current needs, areas for improvement, areas for business opportunities presented to it by management, stage of drug development, and prior years’ performance. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs.

2007 Long-Term Incentive Awards.

Grants.  In 2007, our long-term incentive compensation consisted of time vested restricted stock, stock options and performance shares, as fully detailed in the Grants of Plan-Based Awards Table for the Fiscal Year

Ended December 31, 2007. The Compensation Committee determined the target values of long-term equity awards to each NEO based on the analysis described above and made equity awards based on a target amount for each NEO in equal portions, measured in terms of relative value, of stock options, time-vested restricted stock and performance shares.

The performance shares awarded to each of our NEOs in 2007 vest based on the following objectives: 40% on the achievement of the commercial launch of pegloticase prior to June 30, 2009; 20% on the completion of a partnering transaction for pegloticase prior to June 30, 2009; and 40% on the achievement of gross revenue targets from the sale of pegloticase through December 31, 2010. These performance shares have not yet vested. As part of the grants resulting from the total compensation gap examination performed by the Compensation Committee described above, we awarded an additional 200,000 performance shares to Mr. Clement in February 2007, with vesting based on the achievement, subject to conditions, of a pre-determined closing share price for a period of 20 consecutive trading days on or before December 31, 2010, or a change of control transaction at a predetermined share price prior to December 31, 2010. These performance shares have not yet vested. In addition, in February 2007, we made an additional one-time award of 10,000 shares of restricted stock to Mr. Hayden.

Performance Share Vesting.  In February 2006, we awarded performance shares to Messrs. Clement and Yachmetz and Dr. Horowitz, with vesting of the portion attributable to 2007 to be earned based on the following objectives: 30% of the grant was based on the completion of pegloticase Phase 3 patient enrollment and the announcement of top-line results, and the completion of all analyses and documents necessary to request a pre-BLA meeting with the Food and Drug Administration, on or before December 31, 2007; 30% on the completion of specified manufacturing-related objectives, including the completion of a validation campaign, timely transfer of operations to fill and finish provider, completion of initial pegloticase supply chain modeling, selection and contracting with a secondary contract manufacturer for pegloticase and the completion of agreements with other critical material suppliers; 20% related to the development of a corporate strategy for the launch of pegloticase, advancement of the selection of a commercial/development partner for pegloticase outside the United States and Canada, and an update to the business and long range plan, including development of an EU registration and filing strategy; and 20% based on the implementation of enhancements to our financial systems, remediation of material weaknesses and control deficiencies, and operation at a consolidated cash flow level at a specified amount, in each case on or before December 31, 2007. In March 2008, the Compensation Committee determined that each of the performance objectives for 2007 was met and that 100% of the portion of performance shares attributable to the 2007 performance objectives should vest immediately.

In July 2006, the Compensation Committee awarded 25,000 performance shares to Mr. Hayden in connection with the commencement of his employment, with 50% of the vesting based on the implementation of Savient’s 2006 Sarbanes-Oxley remediation plan for 2006, and 50% based on receipt of an unqualified attestation from our independent registered public accounting firm as to our internal control over financial reporting for 2007. Fifty percent of this grant vested in March 2007, and in March 2008, upon the Compensation Committee’s determination that the performance criterion for 2007 was met, the balance vested immediately.

2008 Changes to the Grant of Long-Term Equity Compensation.  In light of the importance of Savient’s commercial and development activities in 2008 to our overall success, and in order to further align the NEOs’ interests with Savient’s success in this critical year, the Compensation Committee has determined that NEO long-term incentive awards for 2008 will include approximately equal proportions of performance shares and stock options; no time-vested restricted stock was included in the 2008 award. The Compensation Committee may in the future determine to grant restricted stock as a means to reward performance and attract and retain talented executives.

Practices Regarding the Grant of Equity-Based Awards

The Compensation Committee has generally followed a practice of making all equity grants to the NEOs during the year-end review process, except in the case of newly hired NEOs, who also receive equity grants upon hire. The Compensation Committee believes that it is appropriate that annual awards be made to approximately coincide with the year-end review process and the start of a new fiscal year in order that the Compensation Committee may evaluate the NEO’s performance for the preceding year, determine the extent to which financial, operational and strategic objectives were achieved, and evaluate the NEO’s contribution to these, and other measures, which are best determined based on a year-to-year comparison. We do not have a program, plan or practice to time equity grants to our NEOs with the release of material non-public information.

All equity awards made to our NEOs, employees and directors are made pursuant to our Incentive Plan. As noted above, all stock options under the Incentive Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under our Incentive Plan to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options to NEOs and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Perquisites

Pursuant to the terms of their employment, each of Messrs. Clement and Yachmetz and Dr. Horowitz received a flexible spending allowance for the payment of various forms of insurance, auto expenses in instances where a monthly car allowance is not provided, health and other club membership fees, home security systems, financial and tax planning advice and education expenses for the NEO and his immediate family, as well as tax gross-up payments in amounts equal to the taxes payable on the flexible spending allowance amount provided. In addition, each of our NEOs is entitled to membership in two airline clubs. Mr. Clement also receives a monthly car allowance and tax gross-up payments in amounts equal to the taxes payable on the monthly car allowance.

In 2004, the Compensation Committee and the Board of Directors determined that the flexible spending allowance received by Messrs. Clement and Yachmetz and Dr. Horowitz could be adequately addressed in the compensation package offered to any new NEO and we therefore ceased offering a flexible spending allowance to any NEO hired or promoted after that time. In February 2008, the Compensation Committee determined that the flexible spending allowance, and related tax gross-up payments, provided for by the employment agreements of each of Messrs. Clement and Yachmetz and Dr. Horowitz were likewise adequately addressed in these NEO’s compensation packages. Accordingly, Messrs. Clement and Yachmetz and Dr. Horowitz agreed to cease receiving the flexible spending allowance in exchange for a one-time increase to each of their respective base salaries in 2008 in the amount of the forfeited allowance.

All Other Benefits

Our NEOs are eligible to receive benefits that all of our employees are entitled to receive, including life, medical and dental insurance, and may participate in our defined contribution and employee stock purchase plan on the same terms as all of our employees.

Post-Termination Payments and Benefits

Each of our NEOs is a party to an employment agreement with us, each of which we refer to as an Employment Agreement, pursuant to which he is entitled to specified post-termination payments and benefits, the terms of which are set forth below. These agreements provide for payments and benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” resigning for “Good Reason” under specified circumstances or termination upon a “Change in Control,” as these terms are defined in the Employment Agreements, as discussed below.

In 2007, the Compensation Committee analyzed and reassessed the post-termination compensation arrangements in each NEO’s Employment Agreement to determine whether they are necessary and appropriate under our current circumstances and given the circumstances of the individual NEOs. In conducting this analysis, the Compensation Committee considered the aggregate value of the equity awards made over time to each NEO as well as the aggregate value of all compensation that would result in the event of each triggering event under the post-termination compensation arrangements. In analyzing the continued necessity of these payments and their relative cost to us, the Compensation Committee compared the total “walk-away” amounts to the aggregate value of the equity awards made over time to our NEOs. Based on this examination, the Compensation Committee determined that the aggregate value of the equity awards made over time to our NEOs, based on the then current share price, was not sufficiently high to justify the removal of the provisions regarding termination of employment, including severance payments and accelerated vesting, and that these provisions still served their original purpose as a retention device.

The Compensation Committee and the Board of Directors believe that these severance arrangements are an important part of overall arrangements with our NEOs as they are intended to help secure their continued employment and dedication, notwithstanding any concern they may have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent maintain similar arrangements for their senior employees.

Basis for Chief Executive Officer Compensation

Our compensation program is designed to foster a pay-for-performance philosophy and ownership culture. In setting compensation levels for Mr. Clement, the Compensation Committee reviews the competitor and market data provided by the compensation consultants and targets his overall compensation at approximately the median for Peer Group companies.

In February 2007, the Compensation Committee increased Mr. Clement’s base salary by 10% to $475,860 in order to bring his base salary closer to the market median of chief executive officers at companies in our Peer Group, awarded an annual non-equity incentive award for 2006 performance which was paid in 2007 of $285,516, based on a 110% corporate performance factor and 110% personal performance factor, and made the following long-term incentive award grants: options to purchase 77,212 shares of our stock, 44,121 shares of restricted stock and two performance share awards, as described above, pursuant to which up to 55,151 and 200,000 shares may be earned in the future based on achievement of performance targets and market conditions.

The Compensation Committee’s decision on Mr. Clement’s compensation was based on our overall performance under his leadership in 2006 and the continued implementation of our strategic development plan. The Compensation Committee’s decision to award equity grants to Mr. Clement in February 2007 was intended to more closely align his total compensation with that of his counterparts at companies in our Peer Group, as well as to align his total compensation with that of our other NEOs.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and other officers whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act of 1934, as amended, by reason of being the four most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee considers it important to retain flexibility to design compensation programs that are in the best interests of Savient and its stockholders and, to this end, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Compensation Committee believes that compensation is appropriate and in the best interests of Savient and our stockholders, after taking into consideration changing business conditions and performance of our employees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement filed in connection with the 2008 Annual Meeting of Stockholders.

By the Compensation and Human Resources Committee

Stephen O. Jaeger (chairperson)
Herb Conrad
Alan Heller

SUMMARY COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

The following table includes information concerning compensation awarded during or for the fiscal year ended December 31, 2007 to our NEOs.

						Non-Equity
						Incentive
				Stock		Plan	All Other
Name and			Salary	Awards	Option	Compensation	Compensation	Total
Principal Position	Year		($)	($)(1)	Awards($)(2)	($)(3)	($)(4)	($)

Christopher G. Clement	2007		475,860	1,967,241	681,303	342,619	58,570	3,525,593
President and Chief
Executive Officer	2006		432,600	447,877	233,739	285,516	59,428	1,459,160
Philip K. Yachmetz	2007		357,141	786,726	420,677	222,186	36,775	1,823,505
Executive Vice President and
Chief Business Officer	2006		343,505	252,185	89,464	198,375	34,675	918,204
Paul Hamelin	2007		322,875	229,437	218,945	191,303	10,250	972,810
Senior Vice President,
Commercial Operations	2006	(5)	259,115	17,479	37,668	195,917	49,037	559,216
Brian J. Hayden	2007		317,750	171,164	186,968	188,267	10,250	874,399
Senior Vice President, Chief
Financial Officer
and Treasurer	2006	(6)	152,615	53,004	62,786	85,250	142,857	496,512
Zebulun D. Horowitz, M.D.	2007		329,715	645,922	390,898	206,072	34,275	1,606,882
Senior Vice President and
Chief Medical Officer	2006		317,034	230,913	136,048	182,294	37,040	903,329

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for restricted stock awards and performance share awards in accordance with FAS 123(R) for the fiscal year ended December 31, 2007 and 2006, and thus may include amounts from awards granted in 2007 and 2006 and prior. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R) of stock option awards pursuant to the Incentive Plan, and thus may include amounts from awards granted in 2007 and 2006 and prior. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.

(3)	Non-equity incentive plan compensation includes the non-equity incentive awards made to each NEO based on the Board of Director’s evaluation of the NEO’s performance to established goals and objectives. Non-equity incentive awards for 2007 and 2006 were paid in March 2008 and 2007, respectively.

(4)	Categories and values of awards reported in All Other Compensation are set fourth in the following table:

							Tax Gross-Up
		Flexible			401K		Flexible
		Spending	Car	Relocation	Employer	Other	Spending	Car	Relocation
		Account	Allowance	Expenses	Match	Payments	Account	Allowance	Expenses	Total
Name	Year	($)(a)	($)	($)	($)	($)(b)	($)(a)	($)	($)	($)

Christopher G. Clement	2007	20,000	9,000	—	7,288	—	15,367	6,915	—	58,570
	2006	20,000	9,000	—	6,996	1,150	15,367	6,915	—	59,428
Philip K. Yachmetz	2007	15,000	—	—	10,250	—	11,525	—	—	36,775
	2006	15,000	—	—	7,500	650	11,525	—	—	34,675
Paul Hamelin	2007	—	—	—	10,250	—	—	—	—	10,250
	2006	—	—	21,014	10,000	610	—	—	17,413	49,037
Brian J. Hayden	2007	—	—	—	10,250	—	—	—	—	10,250
	2006	—	—	67,722	10,000	—	—	—	65,135	142,857
Zebulun D. Horowitz, M.D.	2007	15,000	—	—	7,750	—	11,525	—	—	34,275
	2006	15,000	—	—	10,000	515	11,525	—	—	37,040

(a)	Flexible spending accounts, and related tax gross-up payments, were discontinued as of January 1, 2008. For more information see Components of Executive Compensation — Perquisites.

(b)	Consists of restricted stock par value payments and airline club membership fees.

(5)	Paul Hamelin joined us as Senior Vice President, Commercial Operations on May 23, 2006.

(6)	Brian J. Hayden joined us as Senior Vice President, Chief Financial Officer and Treasurer on July 5, 2006.

GRANTS OF PLAN-BASED AWARDS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

The following table sets forth information with respect to grants of awards made during or for the fiscal year ended December 31, 2007 to each of our NEOs.

		Estimated
		Possible	Estimated
		Payouts	Future	All Other	All Other
		Under	Payouts	Stock	Option
		Non-Equity	Under	Awards:	Awards:	Exercise	Grant Date
		Incentive	Equity	Number of	Number	or Base	Fair Value
		Plan	Incentive	Shares of	Securities	Price of	of Stock &
		Awards	Plan	Stock or	Underlying	Option	Option
	Grant	Target	Awards	Units	Options	Awards	Awards
Name	Date	($)	(#)(1)	(#)(2)	(#)(3)	($/sh)	($)

Christopher G. Clement	2/15/2007	285,516			77,212	14.43	694,908(5)
	2/15/2007			44,121			636,666(6)
	2/15/2007		55,151				795,829(6)
	2/15/2007		200,000 (4)				1,796,000(7)
Philip K. Yachmetz	2/15/2007	187,499			36,383	14.43	327,447(5)
	2/15/2007			20,790			300,000(6)
	2/15/2007		25,988				375,007(6)
Paul Hamelin	2/15/2007	161,438			24,255	14.43	218,295(5)
	2/15/2007			13,860			200,000(6)
	2/15/2007		17,325				250,000(6)
Brian J. Hayden	2/15/2007	158,875			24,255	14.43	218,295(5)
	2/15/2007			23,860			344,300(6)
	2/15/2007		17,325				250,000(6)
Zebulun D. Horowitz, M.D	2/15/2007	164,858			36,383	14.43	327,447(5)
	2/15/2007			20,790			300,000(6)
	2/15/2007		25,988				375,007(6)

(1)	Consists of performance shares granted under our Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee are met. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation-Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

(2)	Consists of shares of restricted stock awarded under the Incentive Plan. The awards vest one-third on each of the first through third anniversaries of the grant date.

(3)	Consists of options to purchase shares of our common stock awarded under the Incentive Plan. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date.

(4)	Represents a performance share award that contains a market condition under our Incentive Plan, the vesting of which is contingent on the achievement, subject to conditions, of a pre-determined closing share price for a period of 20 consecutive trading days on or before December 31, 2010, or a change of control transaction at a predetermined per share price prior to December 31, 2010. For a description of restricted stock awards that contain market conditions, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

(5)	The value of this award is calculated by multiplying the number of shares awarded by the fair value of the award that was derived from our Black-Scholes model on the grant date of the award, in accordance with SFAS 123R.

(6)	The value of this award is calculated by multiplying the number of shares awarded by our stock price on the grant date, or $14.43, in accordance with SFAS 123R.

(7)	The value for this market-based performance share award is calculated by multiplying the number of shares awarded by the fair value of the award that was derived from a Monte Carlo Simulation model in accordance with SFAS 123R.

There are no thresholds or maximums for estimated future payouts under equity incentive plan awards. If the goals or objectives established by the Compensation Committee are not achieved, the NEO is not entitled to the award.

Employment Agreements

During 2007, all of the NEOs were employed pursuant to Employment Agreements with our company. Each Employment Agreement sets forth, among other things, the NEO’s minimum base salary, non-equity incentive award opportunity, and entitlement to participate in our benefit plans and equity incentive awards. Each of the Employment Agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the NEO gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

The Employment Agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by us, including participation in the Incentive Plan, as well as to specified post-termination payments upon termination under specified circumstances. Please see Potential Payments Upon Termination or Change in Control for a description of such agreements. Pursuant to the program in effect as of the date of their Employment Agreements, each of Messrs. Clement and Yachmetz and Dr. Horowitz was also entitled, through the period ending December 31, 2007, to specified perquisites, as more fully described in Components of Executive Compensation — Perquisites, while the remaining NEOs are entitled to customary perquisites as currently in effect.

Equity Awards

During 2007, the Compensation Committee granted equity awards under the Incentive Plan in February to each of our NEOs. The Compensation Committee granted restricted stock in 2007 under our Incentive Plan with restrictions lapsing as to one-third of the shares on each of the first three anniversaries of the date of grant. Restricted stock awards include the right to receive dividends, but may not be sold, transferred or voted during the vesting period.

The Compensation Committee granted stock options to each of our NEOs in 2007 under the Incentive Plan that vest in four equal annual installments on each of the first four anniversaries of the date of grant and that have a ten-year term. All options were granted with an exercise price equal to the fair market value of our common stock on the date of grant.

The Compensation Committee also granted performance shares to each NEO under the Incentive Plan in 2007. Performance shares vest over a two-year or longer period if pre-determined strategic, financial and operational objectives determined by the Compensation Committee and approved by the Board of Directors are achieved. If these objectives are not met within the time period specified in the grants, then the portion of the performance shares allocated to such objectives are forfeited. Holders of performance shares may not vote these securities in stockholder votes. Please see Compensation Discussion & Analysis — Components of Executive Compensation — Long-Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards for a description of the performance targets to be met.

Salary and Non-Equity Incentive Awards in Proportion to Total Compensation

As described in Compensation Discussion & Analysis — Compensation Philosophy and Objectives, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program better aligns our NEOs’ interests with the interests of our stockholders, while also permitting the Compensation Committee to incentivize NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion & Analysis — Compensation Philosophy and Objectives for a description of the objectives of our compensation program and overall compensation philosophy.

OUTSTANDING EQUITY AWARDS VALUE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

The following table includes information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs at fiscal year end December 31, 2007.

	Option Awards				Stock Awards
							Equity		Equity
							Incentive Plan		Incentive Plan
							Awards:		Awards:
						Market	Number of		Market or
		Numbers of			Number of	Value of	Unearned		Payout Value of
	Numbers of	Securities			Shares or	Shares or	Shares, Units		Unearned
	Securities	Underlying			Units of	Units of	or Other		Shares, Units or
	Underlying	Unexercised	Option		Stock That	Stock That	Rights That		Other Rights
	Unexercised	Options (#)	Exercise	Option	Have Not	Have Not	Have Not		That Have
	Options (#)	Unexercisable	Price	Expiration	Vested	Vested	Vested		Not Vested
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)	(#)		($)(3)
Christopher G. Clement	—	77,212	14.43	2/15/2017	44,121	1,013,459	25,000	(4)	574,250
	48,750	146,250	12.11	12/8/2016	43,333	995,359	65,000	(5)	1,493,050
	12,500	37,500	4.62	2/15/2016	33,333	765,659	55,151	(6)	1,266,818
	25,000	25,000	2.78	4/12/2015	16,667	382,841	200,000	(7)	4,594,000
	75,000	25,000	4.31	2/17/2014
	62,500	—	2.97	1/22/2013
	200,000	—	4.42	5/14/2012
Philip K. Yachmetz	—	36,383	14.43	2/15/2017	20,790	477,546	20,750	(4)	476,628
	33,750	101,250	12.11	12/8/2016	30,000	689,100	45,000	(5)	1,033,650
	10,375	31,125	4.62	2/15/2016	13,333	306,259	25,988	(6)	596,944
	12,500	12,500	2.78	4/12/2015	8,333	191,409
	63,750	21,250	2.42	5/28/2014
Paul Hamelin	—	24,255	14.43	2/15/2017	13,860	318,364	19,000	(5)	436,430
	14,250	42,750	12.11	12/8/2016	12,666	290,938	17,325	(6)	397,955
	—	45,000	5.11	5/23/2016	8,000	183,760
Brian J. Hayden	—	24,255	14.43	2/15/2017	23,860	548,064	12,500	(4)	287,125
	17,500	112,500	5.33	7/5/2016			17,325	(6)	397,955
Zebulun D. Horowitz, M.D.	—	36,383	14.43	2/15/2017	20,790	477,546	16,500	(4)	379,005
	26,250	78,750	12.11	12/8/2016	23,333	535,959	35,000	(5)	803,950
	8,250	24,750	4.62	2/15/2016	11,000	252,670	25,988	(6)	596,944
	12,500	12,500	2.78	4/12/2015	8,333	191,409
	56,250	18,750	4.31	2/17/2014
	75,000	—	2.52	3/24/2013

(1)	Stock options vest at a rate of 25% on each of the first four anniversaries of the date of grant.

(2)	Restricted stock vest at a rate of 33% on each of the first three anniversaries of the date of grant.

(3)	The market value of stock awards is based on the closing market price of our common stock as of December 31, 2007, which was $22.97.

(4)	Consists of performance shares awarded under the Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee for 2007 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

(5)	Consists of performance shares awarded under the Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee for 2008 and 2009 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see

Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

(6)	Consists of performance shares awarded under the Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee for 2009 and 2010 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

(7)	Represents a performance share award that contains a market condition under the Incentive Plan, the vesting of which is contingent on the achievement, subject to conditions, of a pre-determined closing share price for a period of 20 consecutive trading days on or before December 31, 2010, or a change of control transaction at a predetermined per share price prior to December 31, 2010. For a description of performance share awards that contain market conditions, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

OPTION EXERCISES AND STOCK VESTED
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

The following table includes information with respect to option exercises and performance share and restricted stock vestings for each NEO during the fiscal year ended December 31, 2007.

	Options Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Christopher G. Clement	—	—	130,000	1,710,285
Philip K. Yachmetz	—	—	75,750	997,384
Paul Hamelin	15,000	173,549	10,334	153,617
Brian J. Hayden	20,000	277,000	12,500	156,375
Zebulun D. Horowitz, M.D.	—	—	67,000	876,914

(1)	The value realized represents the difference between the market price of the underlying securities at exercise and the exercise price multiplied by the number of shares exercised.

(2)	The value realized represents the market price of the underlying securities at the vesting date multiplied by the number of shares vested.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2007.

Number of Securities
	Number of Securities				Remaining Available for
	to be Issued Upon		Weighted-Average		Future Issuance Under
	Exercise of Outstanding		Exercise Price of		Equity Compensation
	Options, Warrants		Outstanding Options,		Plans (Excluding Securities
Plan Category	and Rights		Warrants and Rights		Reflected in Column (a))

Equity compensation plans approved by security holders	3,016,656	(1)	$7.33	(1)	3,736,627	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	3,016,656		$7.33		3,736,627

(1)	Includes outstanding stock options only. Excludes 727,948 and 610,810 of restricted shares and performance shares, respectively, that were unvested and not forfeited as of December 31, 2007. Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminable.

(2)	Consists of shares of our common stock available for issuance under our Incentive Plan.

Potential Payments upon Termination or Change in Control

As noted under Compensation Discussion & Analysis — Post-Termination Payments and Benefits, we have entered into an Employment Agreement with each of our NEOs that provides for payments of specified benefits, as described in the table below, upon the termination of the NEO’s employment. The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. The definition of “Change in Control,” as used in the Employment Agreements, is set forth below.

In the event Mr. Clement’s employment is terminated by us at any time for any reason other than Cause, as defined in his Employment Agreement, or Mr. Clement terminates his employment for Good Reason, as defined in his Employment Agreement, we are required to pay Mr. Clement a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by 2 (the ‘‘Clement Service Multiplier”) in periodic payments in accordance with our payroll policies. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Clement Service Multiplier times 12. However, the Clement Service Multiplier is 2.5 if within 24 months following a Change in Control we terminate Mr. Clement for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period), or Mr. Clement terminates his employment for Good Reason or we or any successor materially breaches any material provision of his Employment Agreement. In addition, Mr. Clement will be “grossed-up” for any “golden parachute” excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, that he is required to pay as a result of severance payments.

In the event Mr. Yachmetz’ employment is terminated by us at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, as defined in his Employment Agreement, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual non-equity incentive award by 1.75 (the “Yachmetz Service Multiplier”) in periodic payments in accordance with our payroll policies. In addition, Mr. Yachmetz will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Yachmetz Service Multiplier times 12. However, the Yachmetz Service Multiplier is 2.25 if within 24 months following a Change in Control, we terminate Mr. Yachmetz for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or we or a successor materially breaches any material provision of his Employment Agreement.

In the event the employment of any of Messrs. Hayden, Hamelin or Dr. Horowitz (each, a “Senior Vice President”) is terminated by us at any time for any reason other than Cause, or the Senior Vice President terminates his employment for Good Reason, we are required to pay such Senior Vice President a payment equal to the product determined by multiplying his base salary and his targeted annual non-equity incentive award by 1.5 (the “SVP Service Multiplier”) in periodic payments in accordance with our payroll policies. The Senior Vice Presidents will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the SVP Service Multiplier times 12. However, the SVP Service Multiplier is 2 if within 24 months following a Change in Control, we terminate such Senior Vice President for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period) or the Senior Vice President terminates his employment for Good Reason, or we or a successor materially breach any material provision of his Employment Agreement.

Each of Messrs. Clement and Yachmetz and the Senior Vice Presidents agreed pursuant to the terms of his Employment Agreement that $45,000, $40,000 and $40,000, respectively, of the aforementioned amount to which he is entitled will be withheld by us for twelve months following the termination of their Employment Agreement to ensure compliance with the non-solicitation and non-competition covenants of their Employment Agreements, except there is no such withholding if the termination is within 24 months of a Change in Control. Following the termination of employment of Mr. Clement, Mr. Yachmetz or a Senior Vice President for any reason other than for Cause, we will reimburse each of them for the costs of all outplacement services obtained by each for two and one half years, two years, and two years, respectively, from the termination of their employment with us, up to a maximum of 20% of their base salary in effect on the date of the termination of their employment for Messrs. Clement, Yachmetz and Horowitz and 10% for Messrs. Hayden and Hamelin.

Additionally, upon a termination in connection with a Change in Control, all options, restricted stock and performance shares held by the NEOs shall immediately vest.

Pursuant to their Employment Agreements, each of the NEOs agreed that during the term of his respective Employment Agreement and for six months thereafter he will not compete with us. In addition, each of the NEOs agreed that during the term of his respective Employment Agreement and for twelve months thereafter he will not solicit our employees. These covenants terminate if, following a Change in Control, we terminate the NEO’s employment without Cause or if the NEO terminates his employment for Good Reason.

For purposes of the Employment Agreements, a “Change in Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a) any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of Savient in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c) our stockholders approve any plan or proposal for our liquidation or dissolution;

(d) any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The amount of compensation payable, and value of benefits provided, to each NEO upon termination for Cause, termination for Good Reason, and termination following a Change in Control is shown in the tables below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of the NEO’s separation from Savient

Termination Without Cause Payment and Benefit Estimates
as of December 31, 2007

		Accrued	Restricted	Health
	Salary &	and Unused	Stock	and Benefits	Outplacement
	Bonus	Vacation	Vesting	Continuation	Services	Total
Name	($)	($)	($)(1)	($)	($)	($)

Christopher G. Clement	1,522,752	19,126	939,193	56,655	95,172	2,632,898
Philip K. Yachmetz	953,120	12,919	433,674	49,573	71,428	1,520,714
Paul Hamelin	726,469	3,893	158,110	31,588	32,288	952,348
Brian J. Hayden	675,219	11,494	159,797	40,131	31,775	918,416
Zebulun D. Horowitz, M.D.	741,859	11,890	405,326	42,492	65,943	1,267,510

(1)	The vesting of restricted stock is based on a pro-rata calculation applying the applicable percentage defined in the restricted stock agreement times the number of days that have elapsed from the date of the agreement or the last vesting period. Restricted stock that are deemed vested are valued using the closing market price of $22.97 at December 31, 2007.

Termination by Executive for Good Reason Payment and Benefit Estimates
as of December 31, 2007

		Accrued and	Health and
	Salary &	Unused	Benefits	Outplacement
Name	Bonus ($)	Vacation($)	Continuation ($)	Services ($)	Total ($)

Christopher G. Clement	1,522,752	19,126	56,655	95,172	1,693,705
Philip K. Yachmetz	816,960	12,919	49,573	71,428	950,880
Paul Hamelin	484,313	3,893	31,588	32,288	552,082
Brian J. Hayden	450,146	11,494	40,131	31,775	533,546
Zebulun D. Horowitz, M.D.	741,859	11,890	42,492	65,943	862,184

Termination upon a Change in Control Payment and Benefit Estimates as of December 31, 2007

			Accelerated Vesting of Equity Value
		Accrued
		and					Health and		Parachute
	Salary &	Unused	Stock	Restricted	Performance		Benefits	Outplacement	Tax
	Bonus	Vacation	Options	Stock	Shares		Continuation	Services	Gross-Up	Total
Name	($)	($)	($)(1)	($)(2)	($)(3)		($)	($)	($)	($)

Christopher G. Clement	1,903,440	19,126	3,907,040	3,157,318	3,334,118	(4)	70,819	95,172	3,512,220	15,999,253
Philip K. Yachmetz	1,225,440	12,919	2,670,492	1,664,314	2,107,222		63,737	71,428	—	7,815,552
Paul Hamelin	968,625	3,893	1,475,103	793,062	834,385		42,117	32,288	—	4,149,473
Brian J. Hayden	953,250	11,494	2,191,638	548,064	685,080		56,655	31,775	—	4,477,956
Zebulun D. Horowitz, M.D.	989,145	11,890	2,222,348	1,457,584	1,779,899		56,655	65,943	—	6,583,464

(1)	Stock options that vest due to the change in control are valued using the closing market price of $22.97 at December 31, 2007 less the exercise price on grant date. Each NEO has exercisable shares and the number of these shares can be found in the column titled “Numbers of Securities Underlying Unexercisable Options Exercisable” in the Outstanding Equity Awards table.

(2)	Restricted stock awards that vest due to the change in control are valued using the closing market price of $22.97 at December 31, 2007.

(3)	Performance shares that vest due to the change in control are valued using the closing market price of $22.97 at December 31, 2007.

(4)	Excludes an award of 200,000 performance shares under our Incentive Plan, the vesting of which is contingent on the achievement, subject to conditions, of a pre-determined closing share price for a period of 20 consecutive trading days on or before December 31, 2010, or a change of control transaction at a pre-determined per share price prior to December 31, 2010. We have excluded this award due to the uncertainty of either of these market conditions being achieved. For a description of restricted stock awards that contain market conditions, see

Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance Shares and 2007 Long-Term Incentive Awards.

DIRECTOR COMPENSATION

We refer to our directors who are neither executive officers nor employees of Savient or our subsidiaries as our outside directors. Only outside directors receive remuneration for their service on the Board of Directors or any committee.

The Compensation and Human Resources Committee periodically reviews director compensation and targets director compensation at between the median and 75th percentile of compensation received by directors of companies in our Peer Group. Moreover, the compensation for our outside directors is based upon the recommendations of our external compensation consultants, which the Compensation Committee engaged to assist in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors. Based on a review and comparison of compensation received by directors, and the methods practiced in delivering such compensation to directors, of companies in our Peer Group performed by Cook during 2006, and on the recommendation of Cook, we determined that while the total compensation provided to our outside directors did not require adjustment as it met the intended target and remained competitive, the manner in which equity compensation is provided to our outside directors was not consistent with the practices used by our Peer Group companies to deliver equity compensation to their outside directors. As a result, in December 2006 the Compensation and Human Resources Committee recommended, and the Board of Directors approved, revisions to the method of providing equity compensation to our outside directors, and established a new director compensation program, which we refer to as the Director Compensation Program, as described below, which went into effect as of the date of our 2007 Annual Meeting of Shareholders.

Equity-Based Compensation

Each of our outside directors, with the exception of our Chairman, is granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The restricted stock grants vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Additionally, each outside director is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $40,000 based on the closing price as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Directors may exercise vested options during the six-month period following termination of Board service, except following death, in which case the exercise period is one year.

Cash Compensation

Each of our outside directors, with the exception of our Chairman, receives $20,000 annually in cash, and a fee of $1,500 for each Board meeting attended in person and $1,000 for each meeting attended by telephone. Members of our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, are paid $5,000 annually, and each chairperson of these committees is paid $10,000 annually. Members of the Audit and Finance Committee, other than the chairperson, are paid $7,500 annually, and the chairperson is paid $15,000 annually. Each committee member and committee chairperson receives a fee of $1,500 for each committee meeting attended in person and $1,000 for telephonic attendance, even if held on the same day as a meeting of the Board of Directors. All annual cash compensation amounts paid to outside directors are paid in quarterly installments, and all directors are reimbursed for their expenses in connection with attendance at Board and committee meetings.

Chairman Compensation

Our Chairman is granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock having an aggregate fair market value of $80,000 based on the closing price of our restricted stock as quoted by The Nasdaq Global Market on the date of grant. The restricted stock award vests quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Additionally, our Chairman is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $80,000 based on the closing price as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. The non-executive chairperson also receives $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board of Directors meeting attended in person and $1,500 for telephonic attendance. Our Chairman is also a member of the Audit and Finance Committee and the chairperson of the Compensation and Human Resources Committee, and is an ex-officio member of the Nominating and Corporate Governance Committee. He is entitled to compensation for his attendance at committee meetings on which he serves, but not for his attendance at any other committee meetings. For the period commencing January 1, 2007 through December 31, 2007, our Chairman waived the retainer fees payable to him as chairperson and a member of the Audit and Finance Committee and Compensation and Human Resources Committee, but continued to receive meeting fees in connection with his attendance at these meetings.

Prior Director Compensation Program

Prior to our 2007 Annual Meeting of Stockholders, the members of the Board of Directors, with the exception of our non-executive Chairman, received an annual $20,000 retainer for service on the Board of Directors, $1,500 for each Board meeting attended in person, and $1,000 for telephonic attendance. Members of our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, were paid $5,000 annually, and each chairperson of these committees was paid $10,000 annually. Members of the Audit and Finance Committee, other than the chairperson, were paid $7,500 annually, and the chairperson was paid $15,000 annually. Each committee member and committee chairperson received a fee of $1,500 for each committee meeting attended in person and $1,000 for telephonic attendance, even if held on the same day as a meeting of the Board of Directors.

In addition, prior to our 2007 Annual Meeting of Stockholders, the members of the Board of Directors, with the exception of the Chairman, were awarded on the last business day of each quarter the number of shares of our common stock having an aggregate fair market value of $3,750 (or $15,000 annually). Additionally, each outside director received, on the last business day of each quarter, an option to purchase 5,000 shares (or 20,000 annually) of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq Global Market on the date of grant, which options fully vest one year after the date of grant.

Prior to our 2007 Annual Meeting of Shareholders, our non-executive Chairman, was granted on the last business day of each fiscal quarter the number of shares of our common stock having an aggregate fair market value of $8,000, or $32,000 annually. Additionally, the Chairman was granted, on the last business day of each quarter, an option to purchase 10,000 (or 40,000 annually) shares of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq Global Market on the date of grant, which options fully vest one year after the date of grant. Our Chairman also received $43,000 annually in cash, and a fee of $2,000 for each Board meeting attended in person and $1,500 for telephonic attendance. As noted above, our Chairman is also the member of the Audit and Finance Committee and the chairperson of the Compensation and Human Resources Committee, and is an ex-officio member of the Nominating and Corporate Governance Committee. He was entitled to compensation for his attendance at committee meetings on which he serves, but not for his attendance at any other committee meetings. For the period commencing January 1, 2007 through December 31, 2007, our Chairman waived the retainer fees payable to him as chairperson and a member of the Audit and Finance Committee and Compensation and Human Resources Committee, but continued to receive meeting fees in connection with his attendance at these meetings.

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2007, and includes payments made under the prior director compensation program from January 1, 2007 to May 15, 2007, and the current director compensation program from May 15, 2007 through December 31, 2007.

		Stock	Option
	Fees Earned or	Awards ($)	Awards ($)	Total
Name(1)	Paid in Cash ($)	(2)(3)	(4)(5)	($)

Herbert Conrad	33,775	30,594	120,210	184,579
Alan Heller	44,417	30,594	111,825	186,836
Stephen O. Jaeger	50,784	61,934	230,723	343,441
Joseph Klein III	38,937	30,594	111,825	181,356
Lee Simon	31,771	30,594	111,825	174,190
Virgil Thompson	47,327	30,594	120,210	198,131
David Tendler(6)	24,168	5,590	110,087	139,845
Faye Wattleton(6)	22,536	5,590	110,087	138,213

(1)	Christopher Clement, our President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. Mr. Clement’s compensation as an employee is shown in the Summary Compensation Table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of restricted stock awards pursuant to our Incentive Plan and includes amounts from awards granted in 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. The full grant date fair value of the 2007 awards to each director, computed in accordance with FAS 123(R) is as follows: Herbert Conrad, Alan Heller, Joseph Klein III, Lee Simon and Virgil Thompson: $39,996; Stephen Jaeger: $79,991.

(3)	As of December 31, 2007, each director had outstanding the following number of shares of unvested restricted stock under the Incentive Plan: Herbert Conrad, Alan Heller, Joseph Klein III, Lee Simon and Virgil Thompson: 1,566; Stephen Jaeger: 3,132.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) of stock option awards pursuant to the Incentive Plan, and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. The full grant date fair value of the 2007 awards to each director, computed in accordance with FAS 123(R) is as follows: Herbert Conrad, Alan Heller, Joseph Klein III, Lee Simon and Virgil Thompson: $93,245; Stephen Jaeger: $186,482; David Tendler and Faye Wattleton: $52,700.

(5)	As of December 31, 2007, each director had outstanding the following number of options to purchase shares of our common stock awarded under the Incentive Plan: Herbert Conrad: 102,952; Alan Heller: 25,095; Stephen Jaeger: 108,022; Joseph Klein III: 25,095; Lee Simon: 31,595; Virgil Thompson: 135,452.

(6)	David Tendler and Faye Wattleton both retired from the Board on May 15, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on March 31, 2008 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table on page 19 and (4) all executive officers and directors as a group. Except as set forth in footnotes 1 and 4 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after March 31, 2008 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

	Shares
	Beneficially	% Beneficially
Name of Beneficial Owner	Owned	Owned

Palo Alto Investors(1)	7,142,719	13.2%
SAC Capital(2)	4,429,812	8.2%
Barclays Global Investors(3)	2,926,330	5.4%
Ridgeback Capital Investments(4)	2,925,000	5.4%
Clement(5)	816,235	1.5%
Conrad(6)	98,869	*
Hamelin(7)	97,745	*
Hayden(8)	59,356	*
Heller(9)	39,899	*
Horowitz(10)	329,302	*
Jaeger(11)	138,915	*
Klein(12)	53,899	*
Lamm(13)	129,096	*
Simon(14)	42,899	*
Thompson(15)	170,270	*
Yachmetz(16)	350,800	*
All directors and executive officers(14)	2,327,285	4.2%

*	Less than 1%.

1.	Based solely upon a Schedule 13G/A filed on January 10, 2008 by William Leland Edwards, Palo Alto Investors, Palo Alto Investors, LLC, which we refer to collectively as Palo Alto Investors, Palo Alto Healthcare Fund, L.P., Palo Alto Healthcare Master Fund, L.P. and Micro Cap Partners, L.P. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 7,142,719 shares of our common stock. Palo Alto Healthcare Fund, L.P. beneficially own and have shared voting power and dispositive power as to 1,649,813 shares of our common stock. Palo Alto Healthcare Master Fund, L.P. beneficially own and have shared voting power and dispositive power as to 2,215,728 shares of our common stock. The address of the Palo Alto Investors Palo Alto Healthcare Fund, L.P., and Palo Alto Healthcare Master Fund, L.P. is 470 University Avenue, Palo Alto, California 94301.

2.	Based solely upon a Schedule 13G/A filed on February 14, 2008 by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Sigma Capital Management, LLC. which we refer to collectively as S.A.C., S.A.C. Capital, S.A.C. Management and Sigma Capital. S.A.C. beneficially own and have shared voting power and dispositive power as to 4,429,812 shares of our common stock. S.A.C. Capital beneficially own and have shared voting power and dispositive power as to 2,029,812 shares of our common stock. Sigma Capital has sole voting power and dispositive power as to 2,400,000 shares of our common stock. The address of S.A.C. is 72 Cummings Point Road, Stamford, Connecticut 06902.

3.	Based solely upon a Schedule 13G filed on February 6, 2008 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited, to which we refer collectively as Barclays. Barclays beneficially owns 2,926,330 shares of our common stock. Barclays Global Investors, NA has sole voting power as to 863,303 shares of our common stock and has sole dispositive power as to 1,027,986 shares of our common stock. Barclays Global Fund Advisors has sole voting power as to 1,488,686 shares of our common stock and sole dispositive power as to 1,853,341 shares of our common stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

4.	Based solely upon a Schedule 13G filed on February 11, 2008 by Ridgeback Capital Investments, L.P. to which we refer to as Ridgeback Capital. Ridgeback Capital beneficially owns 2,925,000 shares of our common stock. Ridgeback Capital has sole voting power and has sole dispositive power as to 2,925,000 shares of our common stock. The address of Ridgeback Capital is 430 Park Avenue, 12th Floor, New York, New York 10022.

5.	Includes 456,053 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Clement had unvested options to purchase 339,159 shares of common stock.

6.	Includes 72,952 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Conrad had unvested options to purchase 8,843 shares of common stock.

7.	Includes 28,188 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Hamelin had unvested options to purchase 145,942 shares of common stock.

8.	Includes 18,563 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Hayden had unvested options to purchase 165,692 shares of common stock.

9.	Includes 25,095 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Heller had unvested options to purchase 8,843 shares of common stock.

10.	Includes 140,595 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Dr. Horowitz had unvested options to purchase 177,538 shares of common stock.

11.	Includes 108,022 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Jaeger had unvested options to purchase 17,685 shares of common stock.

12.	Includes 25,095 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Klein had unvested options to purchase 8,843 shares of common stock.

13.	Includes 63,832 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Lamm had unvested options to purchase 102,197 shares of common stock.

14.	Includes 31,595 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Dr. Simon has unvested options to purchase 8,843 shares of common stock.

15.	Includes 135,452 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Thompson had unvested options to purchase 8,843 shares of common stock.

16.	Includes 142,345 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 30, 2008. As of March 31, 2008, Mr. Yachmetz had unvested options to purchase 225,538.

17.	See footnotes 5 through 16. As of March 31, 2008 our directors and executive officers as a group had unvested options to purchase 1,217,966 shares of common stock.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General Information

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP, which we refer to as McGladrey, as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not approve the selection of McGladrey, the selection of such firm as our independent registered public accountants will be reconsidered by the Audit and Finance Committee.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2007 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness and legality of the accounting principles and reporting policies that we use. Savient’s registered public accounting firm is responsible for auditing our financial statements annually, for reporting on certain matters to the Audit and Finance Committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The Audit and Finance Committee is responsible for providing independent, objective oversight of these processes.

The Audit and Finance Committee has received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit and Finance Committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit and Finance Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit and Finance Committee of the Board of Directors

Joseph Klein III (Chairperson)
Stephen O. Jaeger
Virgil Thompson

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of McGladrey & Pullen, LLP, our current registered public accounting firm, billed to us for the period beginning March 30, 2006 through December 31, 2007, and the fees of Grant Thornton LLP, our former registered public accounting firm prior to March 30, 2006, billed to us for each of the last two fiscal years:

	2007		2006
	McGladrey &		McGladrey &
	Pullen	Grant Thornton	Pullen	Grant Thornton

Audit Fees(1)	$748,000	$75,000	$881,999	$107,888
Audit Related Fees(2)	—	29,730	35,000	100,000
Tax Fees(3)	—	—	—	61,933
All Other Fees(4)	—	—	—	—
Total Fees	$748,000	$104,730	$916,999	$269,821

(1) Audit fees

Audit fees consist of fees related to professional services rendered during 2007 and 2006 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements. The fees also include professional services from our former registered public accounting firm related to obtaining their consent in connection with the audit of our 2007 and 2006 financial statements.

(2) Audit-Related Fees

Audit-related fees in 2006 include $35,000, paid to our present registered public accounting firm for implementation of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement Number 109.” In 2006, fees of $100,000 were incurred for transitional services related to our former registered public accounting firm. We incurred $25,770 and $0 in 2007 and 2006 respectively for the audit of a R&D tax credit.

(3) Tax fees

Tax fees consist of fees billed for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to tax return preparation and communication with tax authorities, accounted for $0 of the total tax fees billed in 2007 and $61,933 of the total tax fees billed in 2006. No tax fees were billed in 2007 and 2006 related to tax advice and planning services, which relate to tax implications of divestitures and foreign cash repatriations.

(4) All Other Fees

There were no other fees to report in this category in 2007 and 2006.

Pre-approval Policy and Procedures

The Audit and Finance Committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The Audit and Finance Committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service has previously been approved by the Audit and Finance Committee. The Committee chairperson informs the Audit and Finance Committee of such approval at its next regularly scheduled meeting.

Representatives of McGladrey & Pullen, LLP are expected to attend the 2008 Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

Changes in Our Registered Public Accounting Firm

On March 28, 2006, Grant Thornton LLP advised us that it had resigned as our independent registered public accounting firm. This resignation occurred after we filed our annual report on Form 10-K for the year ended December 31, 2005. Our Audit and Finance Committee approved Grant Thornton’s resignation. In addition, on March 30, 2006, our Audit and Finance Committee engaged McGladrey & Pullen, LLP as our new independent auditors for the fiscal year ending December 31, 2006.

In each of the fiscal years ended December 31, 2005 and December 31, 2004, respectively, on our annual report on Form 10-K, Grant Thornton’s Report of Independent Registered Public Accounting Firm stated that we did not maintain effective internal control over financial reporting because of the effect of the material weaknesses identified in Management’s Report On Internal Control Over Financial Reporting.

None of the reports of Grant Thornton on our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2005 and December 31, 2004 and any subsequent interim period preceding the date of the resignation of Grant Thornton, we had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Grant Thornton has, during the fiscal years ended December 31, 2005 and December 31, 2004, and all subsequent interim periods preceding the date of the resignation of Grant Thornton, advised us of a number of material weaknesses in our internal control over financial reporting, each of which are described in our annual and quarterly reports on file with the Securities and Exchange Commission.

On March 28, 2006, we requested that Grant Thornton furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. We received a copy of the letter from Grant Thornton in response to such request on March 31, 2006 in which Grant Thornton noted agreement with the above statements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Global Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish Savient with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during 2007 our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except as described below. Due to an administrative error, Robert Lamm failed to timely file a Form 4 with respect to the exercise of stock options and sale of common stock on December 17, 2007 and filed such information on Form 4 with the Securities and Exchange Commission on February 13, 2008.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return of our common stock with the cumulative total returns on the (i) S&P Smallcap 600, (ii) Nasdaq Composite, (iii) Nasdaq Pharmaceutical, (iv) Nasdaq Biotechnology, (v) S&P SmallCap 600 Biotechnology (formerly referred to as the S&P 600 Biotechnology), and (vi) S&P SmallCap 600 Pharmaceutical, Biotechnology & Life Sciences (formerly referred to as the S&P Pharmaceutical Biotechnology & Life Sciences) indices for the period from December 31, 2002 through December 31, 2007. This year the stock performance graph reflects a change made by us in choice of the comparison from the S&P Smallcap 600, S&P 600 Biotechnology and S&P 600 Pharmaceuticals Biotechnology and Life Sciences Indices to the Nasdaq Biotechnology and Nasdaq Pharmaceutical Indices. This change reflects what we believe are indices that are a more representative comparison for our industry and for a company of our market capitalization. Beginning next year, the stock performance graph will no longer provide comparisons to the S&P Smallcap 600, S&P Smallcap 600 Biotechnology and S&P Smallcap 600 Pharmaceuticals, Biotechnology & Life Sciences Indices.

The graph assumes (a) $100 was invested on December 31, 2002 in our common stock and the stocks in each of the indices and (b) the reinvestment of dividends. The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, possible future performance of our common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Savient Pharmaceuticals, Inc.

*	$100 invested on 12/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

In order to be considered for addition to the agenda for the 2009 Annual Meeting of Stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than December 19, 2008.

Stockholders who wish to make a proposal at the 2009 Annual Meeting of Stockholders — other than one that will be included in our proxy materials — should notify Savient no earlier than November 19, 2008 and no later than December 19, 2008. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the Board of Directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Philip K. Yachmetz, Secretary

East Brunswick, New Jersey
April 16, 2008

SAVIENT PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2008 Christopher G. Clement and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 13, 2008, at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF SAVIENT PHARMACEUTICALS, INC. May 13, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730000000000000000 5 051308 The Board of Directors recommends a vote “FOR” The Board of Directors recommends a vote “FOR” 2. Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2008 fiscal year. 1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Christopher G. Clement The below-signed acknowledges receipt of the Notice of Annual Meeting of O Herbert Conrad Stockholders and the Proxy Statement furnished therewith. O Alan L. Heller FOR ALL NOMINEES O Stephen O. Jaeger WITHHOLD AUTHORITY PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY O Joseph Klein III USING THE ENCLOSED ENVELOPE. FOR ALL EXCEPT O Lee S. Simon, M.D. (See instructions below) O Virgil Thompson INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF SAVIENT PHARMACEUTICALS, INC. May 13, 2008 MAIL -Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. -OR INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR IN PERSON -You may vote your shares in person by attending the Annual Meeting.
COMPANY NUMBER —
ACCOUNT NUMBER —
You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730000000000000000 5 051308
The Board of Directors recommends a vote “FOR” 1. Election of Directors: O Christopher G. Clement O Herbert Conrad O Alan L. Heller O Stephen O. Jaeger O Joseph Klein III O Lee S. Simon, M.D. O Virgil Thompson FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: — To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. — Signature of Stockholder Date: —— —
The Board of Directors recommends a vote “FOR” FOR AGAINST ABSTAIN 2. Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2008 fiscal year. The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.